Exhibit 10.23

NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE

SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN

REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of June, 2010, among SAI Holdings, Inc. (“SAI”), Penson Financial Services, Inc. (“Penson”), Broadridge Financial Solutions, Inc. (“Broadridge”), Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”) and Penson Worldwide, Inc. (“PWI”) and the other signatories hereto.

W I T N E S S E T H:

WHEREAS, Penson has entered into an Asset Purchase Agreement with Broadridge, Ridge and PWI dated November 2, 2009 (the “Asset Purchase Agreement”), pursuant to which Penson has agreed to acquire certain assets and liabilities relating to certain of Ridge’s clearing operations (the “Acquired Assets and Liabilities”).

WHEREAS, Penson wishes to assign, transfer and convey, and SAI wishes to accept and assume, effective immediately upon Closing, the Acquired Assets and Liabilities pursuant to the terms and conditions and subject to the limitations set forth in this Agreement and Penson and SAI desire to evidence such conveyance of the Acquired Assets and Liabilities.

WHEREAS, Broadridge, Ridge, SAI, Penson and PWI desire to make certain amendments to, and to clarify certain provisions of, the Asset Purchase Agreement.

WHEREAS, Broadridge and PWI are parties to that certain Master Services Agreement, dated as of November 2, 2009 (the “Master Services Agreement”) and pursuant to the Master Services Agreement, Ridge and Penson have entered into that certain Schedule A (United States) Service Bureau Schedule to the Master Services Agreement, dated as of November 2, 2009 (“U.S. MSA Schedule”), and Broadridge Financial Solutions (Canada) Inc. (“Ridge Canada”) and Penson Financial Services Canada Inc. (“Penson Canada”) have entered into that certain Schedule A (Canada) Service Bureau Schedule to the Master Services Agreement, dated as of November 2, 2009 (“Canada MSA Schedule”), and Ridge Clearing & Outsourcing Solutions, Limited. (“Ridge U.K.”) and Penson Financial Services Ltd. (“Penson U.K.”) have entered into that certain Schedule A (United Kingdom) Service Bureau Schedule to the Master Services Agreement, dated as of November 2, 2009 (“U.K. MSA Schedule” and the U.S. MSA Schedule, Canada MSA Schedule and U.K. MSA Schedule, collectively the “MSA Schedules” and each a “MSA Schedule”).

WHEREAS, the parties desire to make certain amendments to, and to clarify certain provisions of, the Master Services Agreement and MSA Schedules.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	ASSET PURCHASE AGREEMENT AMENDMENTS

A.	Assignment of Penson’s Interests to SAI.

a)

This Agreement evidences and confirms that, (i) effective immediately prior to Closing, Penson hereby assigns, transfers and conveys to SAI, and SAI accepts and assumes, Penson’s entire rights under the Asset Purchase Agreement to receive the Acquired Assets and Liabilities on its behalf and, accordingly, SAI shall be the Buyer for all purposes of the Asset Purchase Agreement and (ii) effective upon Closing, SAI hereby assigns, conveys and transfers to Penson and Penson accepts the right under the Asset Purchase Agreement to accept the assignment of the Assigned Contracts from Seller and, accordingly, SAI hereby directs Seller to assign all Assigned Contracts to Penson; provided, however, that no such transfer of the Acquired Assets and Liabilities shall be made in contravention of any Law.

b)

Each of the parties hereby covenants and agrees, without further consideration, at any time and from time to time after the date hereof, to promptly execute and deliver such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of SAI, in order to more effectively sell, convey, grant, assign, transfer and deliver the rights described in clause (a) above with respect to the Acquired Assets and Liabilities to SAI and Assigned Contracts to Penson, and to assure and confirm to any other person the ownership of the Acquired Assets and Liabilities by SAI (as described in clause (a) above) and Assigned Contracts by Penson, and to permit SAI and Penson as applicable to exercise any of the franchises, rights, licenses or privileges intended to be conveyed, assigned, transferred and delivered by Penson to SAI or SAI to Penson pursuant to this Agreement.

c)

SAI agrees with the Seller that in the event that undertakings by the Buyer in the Asset Purchase Agreement require actions to be taken by Penson, SAI will cause Penson to take such actions. The parties further agree that references to “Buyer” in Sections 2.8, 4.2, 5.2, 5.4, 5.5, 6.1, 6.6, 7.13, 8.2 and 10.4(c)(ii) of the Asset Purchase Agreement shall be deemed to include Penson in addition to SAI and that the references to “Buyer” in the definition of “Live Date” and in Sections 4.13, 6.3, and 7.12 shall be a reference to Penson not SAI. The parties will mutually determine if further adjustments are reasonable and necessary to accomplish clause (a) above.

B.	Third Party Financing. The parties acknowledge that the requirements of Section 7.9 of the Asset Purchase Agreement have been fulfilled.

C.	Assigned Contracts

a)	Schedule 2.1.(a)

(i)

Attached hereto as Exhibit A is the final Schedule 2.1(a) Assigned Contacts to the Asset Purchase Agreement. The Run Rate Revenue specified in Schedule 2.1(a) will be used as the basis for the calculations of the Purchase Price pursuant to Section 2.5(a) and that such Run Rate Revenues will not be further adjusted as contemplated by Section 2.6(j). Broadridge and Ridge represent and warrant that, except as expressly referenced on such Schedule, (i) each Seller Correspondent referenced in such Schedule whose consent is required under such contract for the assignment of the applicable Assigned Contract to Penson has affirmatively consented to the assignment of their Assigned Contract to Penson pursuant to the Asset Purchase Agreement and (ii) all other Assigned Contracts are assignable pursuant to the Asset Purchase Agreement without the consent of the Seller Correspondent. In the event (a) a Seller Correspondent, whose consent is required under the applicable assigned Contract for the assignment of the applicable Assigned Contract to Penson, has not affirmatively consented to the assignment of their Contracts or (b) the Assigned Contract of a Seller Correspondent is not assignable on its terms without such consent, as set forth on Schedule 2.1(a), the Assigned Contracts of such Seller Correspondent shall be treated as Restricted Contracts.

b)	[****]

(i)	[****]

c)	[****]

(i)	[****]

d)	[****]

(i)	[****]

(ii)	[****]

e)	[****]

(i)	[****]

f)	[****]

(i)	[****]

(ii)	[****]

g)	[****]

D.	Methodology for determining Purchase Price Adjustments under Sections 2.6(h) and (f)

a)	The parties agree that the Pre-Closing Reduced Revenue Contract Adjustment Amount and Reduced Revenue Contract Adjustment Amount shall be determined in accordance with the methodology in Exhibit B.

E.	Third Party Vendors.

a)

The parties acknowledge that it is not the intent that Contracts with third party vendors of Seller be treated as Assigned Assets or Assumed Liabilities for the purposes of the Asset Purchase Agreement.

b)

Broadridge and Ridge represent and warrant that to the extent that Broadridge, Ridge or their Affiliates will be utilizing or relying on a contract with a third party vendor to provide services pursuant to the Master Services Agreement and MSA Schedules, the provision of such services, and reliance on such third party vendor contract, is permitted by, will not breach and is otherwise not inconsistent with the terms of such third party vendor contract. Broadridge and Ridge indemnify and hold harmless Penson and its Affiliates in respect of any inaccuracy or violation of the foregoing representation and warranty.

F.	Transferred Employees.

a)

The parties acknowledge that as of Closing it will not have been finally determined which Business Employees will be offered, or have accepted, employment with Buyer. The parties agree, therefore, that, notwithstanding anything in the Asset Purchase Agreement to the contrary, Penson may offer employment to Business Employees after the Closing in the manner contemplated by Section 7.4 of the Asset Purchase Agreement for the period prior to the Closing. In the event that Penson makes an offer of employment to a Business Employee after the Closing and such employee accepts such employment such employee will be treated as a Transferred Employee for the purposes of the Asset Purchase Agreement. Ridge and Penson will each appoint a contact person through whom any offers of employment to Business Employees after Closing will be coordinated.

b)	Business Employees who have been offered and have accepted employment with Penson as of Closing are set forth in Exhibit C hereto.

c)

Notwithstanding anything in the Asset Purchase Agreement to the contrary, Seller will terminate the employment of any Transferred Employee effective as of the end of the day prior to the commencement of employment of such Transferred Employee with Buyer, which may be a date after the Closing Date.

d)	[****]

G.	Section 2.6(d). Section 2.6(d) is amended by amending and restating the definitions of Base Run-Rate Revenue and Closing Run-Rate revenue as follows:

“Base Run-Rate Revenue” means the aggregate Run-Rate Revenue for all Stub Seller Correspondents as of the end of the last full calendar month prior to the Closing Date.

“Closing Run-Rate Revenue” means the annualized aggregate amount of Net Revenue for each Assigned Contract included in the Base Run-Rate Revenue during the six calendar month period beginning on the first calendar month after the later of the Live Date and the Closing Date.

H.	Section 5.13. Section 5.13 of the Asset Purchase Agreement is amended by deleting the last sentence thereof.

I.

Section 7.10.    Section 7.10 of the Asset Purchase Agreement is amended by adding after “Seller” in the first line thereof “and Buyer each” and deleting “PW” in the second line thereof and replacing it with “the other parties”.

J.	Seller Note. The form of the Seller Note is amended and restated in its entirety as set forth in Exhibit E.

K.	Schedule 2.1(e) and Attachment B-2 to US MSA Schedule. Schedule 2.1(e) to the Asset Purchase Agreement and Attachment B-2 to the US MSA Schedule are amended by deleting the reference to the ****.

II.	MASTER SERVICES AGREEMENT AMENDMENTS.

A.

Section 1.B. of the Master Services Agreement.    The definition of Laws in Section 1.B. of the Master Services Agreement is amended by adding at the end of the last sentence thereof “and directions or requirements of a Governmental Authority claiming jurisdiction over a party”

B.	Sections 14.A and 14.B of the Master Services Agreement. Sections 14.A and 14.B of the Master Services Agreement are amended and restated in their entirety as follows:

A.

Broadridge Indemnity.    Broadridge shall indemnify, defend and hold harmless Penson and its Affiliates and its and their respective directors, officers, employees, agents, successors and permitted assigns (“Client Indemnitees”) from and against any and all losses, damages, liabilities, demands, claims, actions, proceedings and related expenses (including, without limitation, reasonable attorneys’ fees and expenses) (referred to collectively hereinafter as “Losses”) incurred by Client Indemnitees arising out of or resulting from third-party claims (provided that claims in respect of Section 14.A.(vi) shall not be limited to third party claims) related to:

(i)    any infringement by the Services or the Software of any patent, copyright, trademark, service mark, trade secret or other intellectual property rights in the Territories (“Intellectual Property Right”) of any third party. With respect to claims under this Subsection (i), if Client is enjoined or otherwise prohibited from using the Services or such Software, Broadridge or Ridge shall, at their sole expense and at their option, (a) procure for Client the right to continue using the Services or such Software, or (b) substitute a non-infringing version of the services or such Software so that the Services or such Software becomes non-infringing and still conforms in all material respects to its applicable functional and technical specifications or any documentation provided hereunder, or, if neither of the foregoing options is available in a commercially reasonable solution, then Ridge may terminate the infringing Services and/or Software and eliminate the charges for the terminated Services and/or Software and if Ridge elects to terminate such Services or Software, and as a result of such termination, the Services and/or Software under the applicable Schedule are adversely affected in a material manner, then Client may terminate the applicable Schedule. Notwithstanding the foregoing, Broadridge or Ridge shall have no liability for any claims of infringement of any Intellectual Property Right to the extent such infringement is caused by (x) Client’s use of the Software in combination with software, data or services not supplied by

Broadridge or Ridge as part of this Agreement or otherwise authorized by Broadridge or Ridge, or (y) any modification or attempted modification of such Software made by anyone other than Broadridge or Ridge or its agents or without Ridge’s or its agents’ authorization;

(ii)    Broadridge or Ridge’s failure to comply with any Ridge Laws;

(iii)    any fines or penalties assessed by any Governmental Authority resulting from the implementation of any change by Ridge or the establishment of any new or modified rule by Ridge for which Ridge is responsible under Section 16.F (Implementation of Changes in Laws) below;

(iv)    physical injury to persons or tangible personal property caused by the fault or negligence of Broadridge’s or Ridge’s officers, employees, agents, or representatives;

(v)    any claim or assertion by any of the individuals performing the Services including, without limitation, any claim or assertion that Client Indemnitees should be deemed the “employer” or “joint employer” of any of the individuals performing Services under this Agreement, but excluding any claim or assertion that is the subject of Penson’s indemnification obligation under Section 14.B(ii) or Section 14.B(iii) below;

(vi)    [****]; or

(vii)    any claims brought against Penson or Client by Ridge’s suppliers arising from or related to Ridge’s provision of providing the Services hereunder, but excluding any claim or assertion that is the subject of Penson’s indemnification obligation under Section 14.B(iii) below.

B.

Penson Indemnity.    Penson shall indemnify, defend and hold harmless Broadridge and its Affiliates and its and their respective directors, officers, employees, agents, successors and permitted assigns (“Ridge Indemnitees”) from and against any and all Losses incurred by Ridge Indemnitees arising out of or resulting from any third-party claims related to:

(i)    Data or information provided by Penson or Client so long as such claims relate to the data or information at the time they were initially provided to Broadridge or Ridge by Penson or Client and in the form they were initially provided to Broadridge or Ridge by Penson or Client;

(ii)    Penson or Client’s failure to comply with any Client Laws;

(iii)    physical injury to persons or tangible personal property caused by the fault or negligence of Penson’s or Client’s officers, employees, agents or representatives;

(iv)    any Customer Dispute (as defined below) with respect to the Services, except to the extent that such Customer Dispute arise from (a) Broadridge or Ridge’s gross negligence, willful misconduct or fraud; (b) a Ridge operational error for which Ridge is responsible under Section 15.B (Historical Losses) (below); (c) a matter for which Penson or Client is indemnified under Section 14.A (Ridge Indemnity); or (d) a matter that would give rise to an indemnification obligation of Broadridge or Ridge under the Asset Purchase Agreement. For purposes of the forgoing, a “Customer Dispute” shall mean any error, controversy, dispute or discrepancy between Penson or Client and any of its Customers, any Customers’ accounts, any counterparty to a transaction by Penson or Client, and any of its correspondents or any of their Customers or related to the Customers or any Customers accounts or clearing broker proprietary accounts;

(v)    any claims brought against Broadridge or Ridge by Client’s suppliers arising from or related to Ridge’s provision of the Services hereunder, but excluding any claim or assertion that is the subject of Broadridge’s indemnification obligation under Section 14.A(iv) above; or

(vi)    Penson or Client exercising its right to directly, or through an agent, take control of a Service pursuant to Section 19.O (Step In Rights) below.

Provided that the indemnity pursuant to this Section 14.B. shall not apply to Losses resulting from the actions or inactions, or regulatory or other status of an individual as a Shared Person or existence of a Shared Person Agreement.

D.

Section 15.D.(ii) of the Master Services Agreement.    Section 15.D.(ii) of the Master Services Agreement is amended by adding after “(excluding” in the eighth line thereof and before “pass-through” the phrase “to the extent permitted in the applicable Schedules”.

E.	Section 16.G. of the Master Services Agreement. Section 16.G. of the Master Services Agreement is amended and restated in its entirety as follows:

G.

Services in Violation of Laws.    Subject to the provisions hereof, if providing any of the Services to Client hereunder is determined or adjudicated, by any court (by a binding final ruling or order) or Governmental Authority having jurisdiction, to constitute a violation of any material Laws or governmental regulations, Ridge shall use commercially reasonable efforts to modify the relevant Services in order to make such Services compliant with the relevant Laws or regulations without material loss of functionality or performance. Where making such Services compliant with such Laws or regulations is not possible, Ridge or Client may, upon reasonable notice to the other party, terminate the provision of such Services, and in any such case, Ridge agrees to provide a refund to Client of any fees paid in advance by Client for such Services, and the applicable Schedule shall be deemed terminated or amended to eliminate such Services and the fees adjusted accordingly.

Client shall have the right to terminate an applicable Service if Client’s primary regulators in the applicable Territory prohibit or deny approval, for Client to receive such Service from Ridge. Any such termination shall be on a “no fault” basis and for greater certainty, Client will have no obligation to pay any termination charges, liquidated damages or other damages or sums set forth hereunder as a result of such termination. For the avoidance of doubt, Client shall be responsible for any use it may make of the Services to assist it in complying with Client Laws, provided, however, that Broadridge and Ridge shall remain responsible for the performance of their obligations under this Agreement, including, without limitation as provided in Section 16.F (Implementation of Changes in Laws).

F.

Section 19.I. of the Master Services Agreement.    Section 19.I. of the Master Services Agreement is amended by adding at thereof the following: “Notwithstanding the foregoing, the parties recognize that the Shared Persons may be subject to the control of both Broadridge and Ridge and Penson and Client for certain purposes and that respective obligations with respect to Shared Persons (as defined in the Agreement) may be set forth in a Shared Person Agreement (as defined in the Agreement).”.

G.

Section 19.P. of the Master Services Agreement.    Section 19.P. of the Master Services Agreement is amended by adding at thereof the following: “Any consent of by either party required by this Section 19.P (Integration; No Modification) shall be obtained from an officer holding a title of Executive Vice President or higher.”

H.

Section 19.Q. of the Master Services Agreement.    Section 19.Q. of the Master Services Agreement is amended by deleting “Section 19.P (Integration; No Modification)” in the last sentence thereof and replacing it with “Section 19.Q (Use of Names; Press)”

I.	Section 19.S. of the Master Services Agreement. Section 19.S. of the Master Services Agreement is amended and restated in its entirety as follows:

S.

Audit.    Broadridge and Ridge shall maintain such books and records as are (a) necessary to demonstrate Broadridge’s and Ridge’s compliance with its obligations under this Agreement, (b) necessary to verify Service volumes and fees, (c) necessary to comply with all applicable Ridge Laws and, (d) necessary to document any Compliance Directives implemented pursuant to the provisions of Section 16.C (Compliance Directives) above. Broadridge and Ridge shall provide, at Penson’s or Client’s request, to Penson, Client, their auditors and/or any Governmental Authorities claiming jurisdiction over Penson or Client, access at all reasonable times and after reasonable notice (not to exceed thirty (30) days unless a shorter period is required by a Governmental Authority) to any Ridge service location, to Ridge personnel providing the Services, and to data and records relating to the Services and Broadridge’s or Ridge’s performance under this Agreement, for the purposes of performing audits and inspections of (i) Broadridge’s or Ridge’s compliance with the provisions of this Agreement, including, without limitation, the fees charged to Client and (ii) Penson, Client and their businesses, including without limitation, to verify the integrity of Client Information and to examine the Software and Ridge Products and systems that process, store, support and transmit that Information and (iii) compliance with applicable regulatory requirements of Governmental Authorities claiming jurisdiction over Penson or Client. Additionally, during the Term, Broadridge and Ridge shall obtain and have performed and, at Penson’s or Client’s request, provide Penson’s and Client’s internal and external auditors and Governmental Authorities claiming jurisdiction over Penson or Client, with attested locally applicable audit reports (e.g., Model A / Model B Assurance Report on Internal Controls (AAF), Canadian Institute of Chartered Accountants Section 5970 and SAS-70 Type II audit reports) (the “Audit Reports”), the scope of which shall be reasonably acceptable to Penson and Client, on an annual basis each for a period to end on September 30[t]h of each calendar year and delivered no later than November 30th of each calendar year. Broadridge and Ridge shall additionally provide, at Penson’s or Client’s request, Penson’s and Client’s internal and external auditors and/or Governmental Authorities claiming jurisdiction over Penson or Client with any reasonable additional information and assistance as may be reasonably requested by Penson and Client (including, without limitation, with requests, reports, bridge letters and other information considered by Client in good faith required or advisable in connection with compliance with SARBOX or equivalent regulatory requirements (including Audit Reports, or other supporting documents of third parties retained by Broadridge or Ridge in connection with the Services available to Broadridge or Ridge) or the requirements of a Governmental Authority claiming jurisdiction over Penson or Client.

III.	MSA SCHEDULE AMENDMENTS

A.	Amendments to U.S. MSA Schedule

a)	Appendix 1, Appendix 1-A, Appendix 2, Appendix 3, Appendix 4 and Appendix 5 to Attachment A to the U.S. MSA Schedule are amended and restated as set forth in Exhibit D hereto.

b)	There is added as a new Section XXII to the US. MSA Schedule the following:

“XXII.        OATS AUTHORIZATION AND REPORTING

A. OATS Authorization.    If authorized in writing by Client Local Affiliate, Ridge Local Affiliate agrees to serve as a Transmitting Order Sending Organization on its behalf. Client Local Affiliate hereby agrees that prior to Ridge Local Affiliate serving as a Transmitting Order Sending Organization on behalf of Client Local Affiliate’s correspondent clients, if any, Client Local Affiliate shall have received from each such correspondent client written authorization stating that Ridge Local Affiliate is authorized to serve as a Transmitting Order Sending Organization on such client’s behalf, as further described in paragraph B below.

B. OATS Reporting.    In the event Client Local Affiliate delivers the authorization referred to in Paragraph XXII.A above, Ridge Local Affiliate will assist Client Local Affiliate and Client Local Affiliate’s correspondents, if any, in submitting daily reports to the NASD Order Audit Trail System. Based on data extracted from its order and brokerage processing systems, Ridge Local Affiliate will compile Reportable Order Event records (ROEs) as appropriate, package them in Firm Order Report files (FOREs) and transmit them to the NASD OATS system within the OATS Reporting Day. Client Local Affiliate will, and Client Local Affiliate will require its correspondents, if any, to monitor the NASD OATS Web Site daily to identify FOREs that may be rejected by NASD and make necessary corrections through the OATS Web Site. Client Local Affiliate hereby agrees that prior to Ridge Local Affiliate serving as a Transmitting Order Sending Organization on behalf of Client Local Affiliate’s correspondent clients, if any, Client Local Affiliate shall have received from each such correspondent client written authorization stating that Ridge Local Affiliate is authorized to serve as a Transmitting Order Sending Organization on such client’s behalf. Defined terms used in this Section XXII not otherwise defined in this Schedule shall have the meanings ascribed to them in the NASD OATS Technical Specification and OATS Subscriber Manual.

C. OATS Documentation. Ridge Local Affiliate represent and warrants that the supporting documentation and contracts assigned to Client Local Affiliate in connection with the Assigned Contracts affected by the OATS authorization and reporting requirements set forth above provide the necessary authorization and authorities to Client Local Affiliate and provide for the requisite monitoring required in B. above.”

B.	Amendments to all MSA Schedules.

a)

Section 3 of Attachment B on each of the MSA Schedules shall be amended by adding at the end thereof the following: “For the avoidance of doubt Client Local Affiliate shall not be responsible for postage or other charges related to the submission of consent letters to Acquired Correspondents or their customers.”

b)	Section 4 of Attachment B on each of the MSA Schedules shall be amended and restated in its entirety as follows:

“Customization. Any customization work shall be provided at a rate of U.S.$[****]/U.S.$[****].”

c)

The parties recognize that the ability of Client Local Affiliate (as defined in the applicable MSA Schedule) to outsource Services (as defined in the applicable MSA Schedule) to Ridge Local Affiliate (as defined in the applicable MSA Schedule) may be significantly restricted by applicable Governmental Authorities (including SROs) and that in the event of such significant restrictions, Appendices 3 and 4 to Attachment A to the MSA Schedules may require further revisions and that such significantly restricted Services would not be subject to the exclusivity provisions of Section II.C of the applicable MSA Schedule.

d)

Notwithstanding that the Master Services Agreement or applicable MSA Schedule may have provided for delivery at or prior to Closing, the parties have agreed that the following appendices, documents or agreements shall not be required to be delivered until mutual agreement of the form and substance thereof by the parties even though after Closing, with such appendices, documents or agreements to be agreed by August 15, 2010:

(i)	Conversion SOW (as defined in the applicable MSA Schedule);

(ii)	SLAs, Service Level Agreements and Service Level Termination Events (each as defined in the applicable MSA Schedule);

(iii)	Attachment B-1 to the applicable MSA Schedule and Tiered Fees (as provided in the applicable MSA Schedule);

(iv)	Attachment E to the applicable MSA Schedule;

(v)	Attachment F to the applicable MSA Schedule;

(vi)	Attachment G to the applicable MSA Schedule;

(vii)	Governance Bodies pursuant to Exhibit C of the Master Services Agreement.

e)

Notwithstanding anything to the contrary in the Master Services Agreement or MSA Schedules, Ridge and Broadridge agree to indemnify and reimburse Penson, Penson Canada, Penson U.K. and their Affiliates in respect of any reasonable fees, costs or expenses that they reasonably incur as a consequence of compliance with directives or requirements of Governmental Authorities with respect to the permitted scope of outsourcing of functions or services, or other changes required in order to obtain approval of Governmental Authorities for the outsourcing of functions or services, pursuant to the Master Services Agreement or MSA Schedules (including, without limitation, requirements imposed with respect to cash and securities movements and entry into regulatory books and records provided, that in no event shall Broadridge’s indemnification and reimbursement obligations hereunder exceed the reasonable replacement or substitutions costs incurred by Penson with respect to the affected Services). In the event of replacement or substitution of services the parties will make appropriate adjustment to the costs for the remaining services.

IV.	MISCELLANEOUS

A.	Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Asset Purchase Agreement.

B.	This Agreement will inure to the benefit of and bind the respective successors and assigns of the parties hereto.

C.	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to conflict of laws principles thereof.

D.

This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

E.	No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

Penson Financial Services, Inc.

By:	/s/ Bill Yancey
Name:	Bill Yancey
Title:	President

SAI Holdings, Inc.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Executive Vice President

Penson Worldwide, Inc.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Chief Executive Officer

Ridge Clearing & Outsourcing Solutions, Inc.

By:	/s/ Joseph Barra
Name:	Joseph Barra
Title:	President

Broadridge Financial Solutions, Inc.

By:	/s/ John Hogan
Name:	John Hogan
Title:	President

For the purposes of Sections II, III and IV of the Agreement

Penson Financial Services Canada Inc.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Director

Penson Financial Services Ltd.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Executive Vice President

Broadridge Financial Services (Canada) Inc.

By:	/s/ John Hogan
Name:	John Hogan
Title:	Authorized Signatory

Ridge Clearing & Outsourcing Solutions Limited

By:	/s/ Joseph Barra
Name:	Joseph Barra
Title:	Director

EXHIBIT A

to

Amendment, Assignment and Assumption Agreement

SCHEDULE 2.1(a) to the Asset Purchase Agreement

ASSIGNED CONTRACTS

List of Assigned Contracts under Section 2.1 of the Asset Purchase Agreement

EXHIBIT B

to

Amendment, Assignment and Assumption Agreement

Methodology for determination of purchase price adjustments under Section 2.6(h) and 2.6 (i) of the Asset Purchase Agreement

[****]

1.	[****]

a.	[****]

b.	[****]

c.	[****]

d.	[****]

2.	[****]

a.	[****]

b.	[****]

c.	[****]

EXHIBIT C

to

Amendment, Assignment and Assumption Agreement

TRANSFERRED EMPLOYEES

Employee list under Section 7.4 of the Asset Purchase Agreement

EXHIBIT D

to

Amendment, Assignment and Assumption Agreement

APPENDICES TO ATTACHMENT A TO U.S. MSA SCHEDULE

[****]

EXHIBIT E

Form of Seller Note

SELLER NOTE

$20,578,155	June 25, 2010

1.

FOR VALUE RECEIVED, the undersigned, PENSON WORLDWIDE, INC., a Delaware corporation (the “Company” or “Issuer”), hereby promises to pay to the order of Broadridge Financial Solutions, Inc. (“Payee”) the principal amount of Twenty Million Five Hundred Seventy Eight One Hundred Fifty-Five Dollars $20,578,155 (the “Initial Amount”), subject to adjustment as provided in this Note (if adjusted, the “Adjusted Amount”) on the Maturity Date (or, if such day is not a Business Day, on the immediately succeeding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to the LIBOR Rate plus an amount (the “Spread”) equal to five and one-half percent (5.50%). Interest on this Note shall be due and payable quarterly in arrears in cash on each December 31, March 31, June 30 and September 30 of each calendar year commencing September 30, 2010, provided that if any such day is not a Business Day, payment shall be made on the immediately succeeding Business Day. Notwithstanding the foregoing, while an Event of Default is continuing the Spread shall, to the extent permitted by applicable law, increase by 2.00%, and the Spread will be increased by an additional 2.00% each additional 90 days the Event of Default remains uncured or unwaived, subject to a maximum Spread of 12.0%. After the cure or waiver of any such Event of Default and provided no other Events of Default are then continuing, the Spread shall return to 5.50%.

Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.

2.

Prepayments; Optional Prepayment.    Subject to the provisions herein, the Issuer may, at any time and from time to time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

3.	Negative Covenants. So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a)

Mergers and Consolidations.    The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).

(b)

Liens.    The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Indebtedness or in the event such Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:

(A)	Liens existing on the date hereof;

(B)

Liens securing the Credit Agreement (including any modification, replacement, renewal or extension of any such Lien in connection with the modification, renewal, replacements, extension, amendment or amendment and restatement of the Credit Agreement);

(C)	Liens permitted by the Credit Agreement;

(D)

Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(E)	Liens arising from judgments or orders for the payment of money;

(F)

Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(G)	Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary;

(H)	Liens in connection with any sale-leasebacks;

(I)	Liens in connection with any credit facility or other lending arrangement entered into by a Regulated Subsidiary to finance operations in the ordinary course of business;

(J)	Liens on assets of a Regulated Subsidiary resulting from the lending of securities and repurchase and reverse repurchase agreements;

(K)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(L)	Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law in the ordinary course of business;

(M)

Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(N)

Liens upon or in any assets acquired or held to secure the purchase price of such assets or Indebtedness incurred for the purpose of financing the acquisition of such assets to secure Indebtedness not exceeding

(x) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is in effect (regardless of whether any indebtedness is outstanding thereunder) $25,000,000 in the aggregate under this clause (N) without prejudice to any other clause hereof or

(y) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is terminated or otherwise no longer in effect (and not replaced), an amount not to exceed 15% of the Company’s net revenues for the trailing twelve month period (based on the latest period for which internal financial statements are available), in each case, provided that the Liens are restricted to such assets and the proceeds thereof; it being understood that any Lien that was permitted to be incurred as of the date of incurrence shall not violate subsection (y) solely as a result of a subsequent decline in the Issuer’s net revenues;

(O)	restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property;

(P)	the rights of licensors or lessors of property under the license or lease agreements related thereto;

(Q)	Liens which constitute rights of set-off or bankers’ liens or securities intermediaries’ liens whether arising by operation of law or by contract; and

(R)	the modification, replacement, renewal or extension of any Lien permitted under this Section 3(b) (other than Section 3(b)(B)).

(c)	Convertible Notes. Borrower will not voluntarily redeem, purchase or otherwise voluntarily prepay its 8.00% Senior Convertible Notes due 2014 prior to maturity.

(d)

Credit Agreement.    In the event the Issuer amends, refinances or otherwise modifies the Credit Agreement (a “Replacement Credit Agreement”), the Issuer agrees it will use good faith efforts to (i) cause the terms of the Replacement Credit Agreement to permit the Issuer to make regularly scheduled interest and principal payments on this Note or (ii) have the Replacement Facility not contain covenants that materially adversely affect the Issuer’s ability to make regularly scheduled interest and principal payments on this Note beyond the terms that exist in the Credit Agreement.

(e)

Notice of Proposed Debt Financings.    The Issuer will give Payee at least 30 days prior written notice of the anticipated closing of an issuance of debt securities by the Issuer by way of (x) an offering to institutional investors exempt from registration under the Securities Act of 1933 (such as a so-called Rule 144A offering), or (y) an offering covered by an effective registration statement filed pursuant to the Securities Act of 1933, in each case in a principal amount at least equal to the amount outstanding under this Note.

4.	Events of Default. The following are “Events of Default”:

(a)	The Issuer fails to pay any interest or principal of this Note as and on the date when due and such failure shall continue unremedied for more than 3 (three) Business Days; or

(b)

(i) The Issuer fails to perform or observe any term, covenant or agreement contained in Section 3(a) hereof or (ii) the Issuer fails to perform or observe any other covenant or agreement (not specified in the preceding clause (b)(i)) contained in this Note on its part to be performed or observed and in the case of this clause (ii) such failure continues unremedied for 45 days; or

(c)	The occurrence of a Change of Control; or

(d)

An event of default has occurred and is continuing under any agreement in respect of Indebtedness with an outstanding principal amount in excess of $50,000,000 or under the Credit Agreement resulting in such Indebtedness or the Credit Agreement being or being declared due and payable (or such default is a failure to pay at maturity); provided, however, if any such acceleration of Indebtedness has been rescinded, there shall no longer be any Event of Default under this Section 4(d) with respect to such acceleration; or

(e)

The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”); or

(f)

Any termination of the Outsourcing Agreement, as such term is defined in the Asset Purchase Agreement, as amended, restated, or otherwise modified from time to time (x) by the Noteholder, pursuant to the exercise of remedies for a material breach of the Outsourcing Agreement by the Issuer entitling such termination or (y) by the Issuer, for any reason (other than a termination by the Issuer for a material breach or material failure to perform by the Payee or its Affiliates including the exercise of any termination right pursuant to any service level agreement).

Upon the occurrence and during the continuation of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

5.

Guarantees.    (i) The Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness of the Issuer, other than the Credit Agreement and except as permitted by the Credit Agreement and except to the extent a Lien of such Indebtedness would be permitted under Section 3(b) above, and (ii) the Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness issued to a seller for the purposes of financing the acquisition of substantially all the assets of a business, unless in each case such subsidiary, concurrently with the incurrence of any such Guarantee, executes and delivers to the Noteholder a guarantee of the Issuer’s obligations under this Note, in the substantially the same form or otherwise in a form and substance reasonably satisfactory to the Noteholder.

6.	Adjustment of Principal Amount in Certain Cases.

(a)

This Note has been issued in connection with the Asset Purchase Agreement. In accordance with the Asset Purchase Agreement, the principal amount of this Note may, at the Issuer’s option, be reduced by the amount of any Claims of the Issuer or increased by the amount of any Claims of the Payee.

(b)

For the purposes of this Note, “Claims” shall mean, as determined pursuant to the Asset Purchase Agreement, (i) any Purchase Price Adjustment and (ii) any and all Losses (as defined in the Asset Purchase Agreement) in respect of which Issuer or the Payee is entitled to indemnification pursuant to the Asset Purchase Agreement and in accordance with the Asset Purchase Agreement the principal amount of this Note may be adjusted. Payee is authorized to record any such adjustment on the grid attached to this Note in the columns provided therefor and after such record is made, Payee will promptly furnish to Issuer a copy of the Note reflecting such adjustment; provided that the failure to do so will not affect the validity of any adjustment made in accordance with the provisions of the Asset Purchase Agreement and this Note.

7.

Successors and Assigns.    The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note to any other Person.

8.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2009, among the Company, Buyer, Broadridge Financial Solutions, Inc. and Ridge Clearing & Outsourcing Solutions, Inc. (as amended, restated, or otherwise modified from time to time).

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et seq.

“Business Day” means any day other than Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.

“Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.

“CFTC” means the Commodity Futures Trading Corporation, or any successor thereto.

“Change of Control” means

(i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its subsidiaries, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror”) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that, or the Issuer otherwise becomes aware that, such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully diluted basis (a “Control Interest”);

(ii) all or substantially all of the assets of the Issuer (on a consolidated basis) are sold or otherwise transferred to any person in one transaction or a series of related transactions in which, immediately after the consummation thereof, the holders of the majority of the Issuer Voting Securities prior to such transaction to not represent a majority of the Issuer Voting Securities or of the equity interests of the surviving or transferee person; or

(iii) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Company” has the meaning set forth in Section 1.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 6, 2010, with Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, the lenders party thereto and other parties thereto (together with all exhibits and schedules thereto, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified in writing from time to time) and any extension, renewal, replacement or refinancing of such credit facility from time to time.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” means lawful money of the United States.

“Events of Default” has the meaning specified in Section 4.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successors thereto.

“FSA” means the Financial Services Authority, or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, and (g) all obligations under Capitalized Leases.

“Indenture” means the Indenture, dated as of May 6, 2010, the Company, the Subsidiary Guarantors party hereto and U.S. Bank National Association, a national association banking corporation, as Trustee (in such capacity, including its successors and assigns from time to time, the “Trustee”) and as Collateral Agent (in such capacity, including its successors and assigns from time to time, the “Collateral Agent”) relating to the 12.50% Senior Second Lien Secured Notes due 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Interest Period” means the period commencing on the date of the initial borrowing under the Note (or the continuation of any prior interest period) and ending on the date three months thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a business day shall be extended to the next succeeding business day unless such business day falls in another calendar month, in which case such Interest Period shall end on the next preceding business day;

(ii) any Interest Period that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Insolvency Proceedings” has the meaning specified in Section 4(e).

“LIBOR Rate” means, for any Interest Period, an interest rate per annum equal to the 90-day rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two business days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.

“LIBOR Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two business days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loss” has the meaning ascribed to such term in the Asset Purchase Agreement.

“Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).

“Maturity Date” means June 25, 2015

“Note” means this Senior Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and its permitted successors and assigns.

“Payee” has the meaning set forth in Section 1.

“Permitted Merger” has the meaning specified in Section 3(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.6 of the Asset Purchase Agreement.

“Regulated Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, FINRA, FSA, CFTC or any other applicable governmental authority, whether domestic or foreign.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.

9.	Miscellaneous.

(a)

This Note is subject to the terms and conditions of (1) that certain Subordination Agreement dated as of even date herewith among Ridge Clearing & Outsourcing Solutions, Inc., Broadridge Financial Solutions, Inc. and Regions Bank, as administrative agent on behalf of the Lenders party to the Credit Agreement (as amended, restated or otherwise modified from time to time, the “Bank Subordination Agreement”) and (2) that certain Subordination Agreement dated as of even date herewith among Ridge Clearing & Outsourcing Solutions, Inc., Broadridge Financial Solutions, Inc. and the Trustee (as defined in the definition of Indenture above) (as amended, restated or otherwise modified from time to time, the “Bond Subordination Agreement” and together with the Bank Subordination Agreement, the “Subordination Agreements” and the Bank Subordination

Agreement and Bond Subordination Agreement each a “Subordination Agreement”). The Payee agrees that, upon the request of the Company and the agent or trustee (or other person performing a similar function) under the Credit Agreement or Trustee (as applicable), Payee will promptly execute and deliver written one or more subordination agreements substantially in the form of the Subordination Agreements.

(b)

No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c)

Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. All notices and other communications shall be effective upon receipt.

(d)

If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)

THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND NOTEHOLDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE ISSUER AND NOTEHOLDER EACH IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR NOTEHOLDER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE ISSUER AND THE NOTEHOLDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(f)

THE ISSUER AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)

THIS NOTE AND THE ASSET PURCHASE AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

PENSON WORLDWIDE, INC.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Chief Executive Officer

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Joseph Barra
Name:	Joseph Barra
Title:	President

Grid for Recording Adjusted Amount

Date	Amount of Increase (Decrease) to Principal Amount	Adjusted Amount	Entered By